Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY LAKE TAHOE MYANMAR ALLIANCES IN MEXICO

July 30, 2026

Hall Chadwick Acquisition Corp II

c/o Harneys Fiduciary (Cayman) Limited

P.O. Box 10240

Grand Cayman KY1-1002,

Cayman Islands

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Hall Chadwick Acquisition Corp II, a Cayman Islands exempted company (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of units of the Company, including the underwriters’ over-allotment option (collectively, the “Units”), with each Unit consisting of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Ordinary Share at a price of $11.50 per full share upon the consummation of an initial business combination (the “Warrants”), pursuant to a Registration Statement on Form S-1 initially filed by the Company with the Commission on April 21, 2026, File No. 333-295214, and amended on July 30, 2026 (the “Registration Statement”). The Warrants are to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, to be issued pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Underwriter”). The Units are to be issued pursuant to the Underwriting Agreement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Registration Statement. As to questions of fact material to this opinion, we have relied upon certain representations of officers and employees of the Company.

Duane Morris llp
901 NEW YORK AVENUE N.W., SUITE 700 EAST WASHINGTON, DC 20001-4795	PHONE: +1 202 776 7800 FAX: +1 202 776 7801

Hall Chadwick Acquisition Corp II July 30, 2026 Page 2

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. When the Units have been duly executed, issued and delivered by the respective parties thereto and delivered to and paid for by the Underwriter pursuant to the terms of the Underwriting Agreement, the Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the Warrants have been duly executed, issued and delivered by the respective parties thereto and delivered to and paid for by the Underwriter pursuant to the terms of the Underwriting Agreement and the Warrant Agreement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion here is limited to the laws of the State of New York. We do not express any opinion as to the laws of any other jurisdiction, domestic or foreign. We understand that various matters concerning the laws of the Cayman Islands with respect to the Public Units, the Public Warrants and the Ordinary Shares are addressed in the opinion of Harney Westwood & Riegels LP, which has been separately provided to you. We express no opinion with respect to those matters herein.

Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion with respect to the laws of any other jurisdiction or the application of any such laws.

We hereby consent to the reference to this opinion and to Duane Morris LLP in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP
Duane Morris LLP